Exhibit 5.1

June 23, 2025

Entero Therapeutics, Inc.

777 Yamato Road, Suite 502

Boca Raton, Florida 33431

RE: Entero Therapeutics, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Entero Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 and the preliminary prospectus forming a part of the registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) and, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus relates to the registration of the proposed offering of shares of common stock (the “Shares”), par value $0.0001 per share, of the Company (the “Common Stock”) or pre-funded warrants (the “Pre-Funded Warrants”), each having the right to purchase one share of Common Stock (“Pre-Funded Warrant Share”), in lieu of Shares. The proposed maximum aggregate offering price of the Shares or Pre-Funded Warrants in lieu thereof, is $6,000,000. For each Pre-Funded Warrant the Company sells, the number of Shares offered will be decreased on a one-for-one basis. The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are collectively referred to as the “Securities.”

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (ii) the Company’s Amended and Restated Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of underwriting agreement to be entered into by and between the Company and WestPark Capital, Inc. (the “Underwriting Agreement”), (v) the form of Pre-Funded Warrant and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

2. The Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Pre-Funded Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (iii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

3. The Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Pre-Funded Warrant Shares, when and if issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law and, with respect to the enforceability of the Pre-Funded Warrants and the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW